Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS FIRST QUARTER 2019 RESULTS
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (May 2, 2019) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the first quarter ended March 31, 2019.
First Quarter 2019 Highlights
•Endo-bariatric sales, representing our core business moving forward, increased 5% from $10.3 million to $10.8 million, with ESS sales increasing 13% and IGB sales declining 5%
•On a constant currency basis, endo-bariatric sales increased 9% with ESS sales increasing 17% and IGB sales equal to the prior year
•U.S. ESS sales increased 20% year-over-year in the quarter
Todd Newton, CEO of Apollo, commented, "We were pleased with our ESS product sales growth this quarter. We are also pleased with our Sx launch progress to date. The activity and resulting new account pipeline is encouraging to us that Sx will roll out very well as the year progresses. Similarly, we think our IGB product is positioned well for a return to growth."
First Quarter 2019 Results
U.S. Endo-bariatric sales increased 9% to $4.5 million, while outside the U.S. ("OUS") Endo-bariatric sales of $6.4 million increased 3% as reported and 10% in constant currency. Worldwide, total Endo-bariatric sales of $10.8 million increased 5% as reported and 9% constant currency. Of our Endo-bariatric product sales in the first quarter, 60% related to our Endoscopic Suturing System ("ESS" or "OverStitch") and 40% related to our Intragastric Balloon ("IGB" or "Orbera").
U.S. ESS product sales increased 20% to $3.0 million, while OUS ESS product sales of $3.5 million increased 7% as reported and 14% in constant currency. Worldwide ESS sales of $6.5 million grew 13% as reported and 17% constant currency. Growth was due to continuing new user adoption and greater product utilization in existing accounts.
U.S. IGB product sales decreased $0.2 million, or 9%, to $1.5 million in the first quarter of 2019. OUS IGB product sales were unchanged at $2.9 million, on an as reported basis, and increased 5% in constant currency as higher sales of Orbera365™ were partially offset by weaker six-month balloon sales in other OUS markets. On a worldwide basis, IGB sales of $4.3 million declined 5% as reported and were flat in constant currency terms.
The divestiture of our Surgical products in December of 2018 affects the comparability of our total revenues in the first quarter of 2019 versus 2018. Total revenues in the first quarter of 2019 only include Surgical product sales in certain OUS markets where we continue to temporarily distribute these products. Total revenues in the first quarter of 2019 were $13.2 million, which included $1.7 million of Surgical product sales, compared to $15.7 million in the first quarter of 2018, which included $5.2 million of Surgical product sales, for a decrease of 16% or $2.5 million.
Gross margin for the first quarter 2019 was 55%, compared to 58% for the first quarter 2018 due to lower Surgical product sales following their divestiture and a greater proportion of our overall product sales coming from our ESS products, which realize a lower gross margin than our other products. Partially offsetting the gross margin effects of these changes in our product sales mix were the gross margin improvement projects we completed in late 2018.
Total operating expenses decreased $7.0 million to $9.8 million in the first quarter 2019, compared to the first quarter 2018. The decrease was primarily due to a one-time non-cash settlement gain of $5.6 million resulting from the resolution of a dispute regarding amounts charged for inventory purchases and transition services through 2016 following our December 2013 acquisition of the obesity intervention division of Allergan, Inc. Excluding this gain, total operating expenses decreased $1.4 million due largely to lower amortization expense resulting from the reduction in our intangible assets after the recent divestiture of our Surgical products.

Net loss for the first quarter 2019 was $2.8 million compared to $8.1 million for the first quarter 2018. The reduction in net loss was primarily due to the one-time settlement gain. Excluding this one-time gain, net loss would have been $8.4 million, an increase of $0.3 million due largely to lower Surgical product sales following our December 2018 divestiture, partially offset by the reduced amortization expense mentioned previously.

Cash, cash equivalents and restricted cash were $31.0 million as of March 31, 2019.
Conference Call
Apollo will host a conference call on May 2, 2019 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss Apollo's operating results for the first quarter ended March 31, 2019.
To participate in the conference call dial (866) 393-4306 for domestic callers and (734) 385-2616 for international callers. The conference ID number is 7094276. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: www.ir.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com following the event.
Non-GAAP Financial Measures
To supplement our financial results we are providing a non-GAAP financial measure, percentage revenue change in constant currency, which removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of revenues. Percentage revenue change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. This supplemental measure of our performance is not required by, and is not determined in accordance with GAAP.
We believe the non-GAAP financial measure included herein is helpful in understanding our current financial performance. We use this supplemental non-GAAP financial measure internally to understand, manage and evaluate our business, and make operating decisions. We believe that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company’s performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information. However, our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the comparable GAAP metric.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies to treat various gastrointestinal conditions, ranging from gastrointestinal defect repairs to the interventional treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 70 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; and statements relating to the availability of cash for Apollo's future operations; Apollo’s ability to support the adoption of its products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2018. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
John Gillings, Investor Relations, 512-279-5100

investor-relations@apolloendo.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues (1)	$13,211	$15,743
Cost of sales	$5,970	$6,553
Gross margin	$7,241	$9,190
Operating expenses:
Sales and marketing	$7,697	$9,245
General and administrative	$3,717	$3,319
Research and development	$3,428	$2,456
Amortization of intangible assets	$553	$1,802
Settlement gain	$(5,609)	$—
Total operating expenses	$9,786	$16,822
Loss from operations	$(2,545)	$(7,632)
Other expenses:
Interest expense, net	$959	$960
Other income	$(751)	$(516)
Net loss before income taxes	$(2,753)	$(8,076)
Income tax expense	$51	$58
Net loss	$(2,804)	$(8,134)
Net loss per share, basic and diluted	$(0.13)	$(0.47)
Shares used in computing net loss per share, basic and diluted (2)	$21,907,281	$17,299,414
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(1) Comparability between periods includes $3.5 million decrease in Surgical product sales resulting from the divestiture of the Surgical business in December 2018.
(2) In June 2018, 4.3 million common shares were issued upon completion of a public offering.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$3,007	$3,491	$6,498	$2,497	$3,270	$5,767	20.4%	6.8%	12.7%
IGB	$1,459	$2,863	$4,322	$1,611	$2,918	$4,529	(9.4)%	(1.9)%	(4.6)%
Total Endo-bariatric	$4,466	$6,354	$10,820	$4,108	$6,188	$10,296	8.7%	2.7%	5.1%
% Endo-bariatric	41.3%	58.7%		39.9%	60.1%
Surgical	$—	$1,700	$1,700	$2,938	$2,266	$5,204	(100.0)%	(25.0)%	(67.3)%
Other	$683	$8	$691	$233	$10	$243	193.1%	(20.0)%	184.4%
Total revenues	$5,149	$8,062	$13,211	$7,279	$8,464	$15,743	(29.3)%	(4.7)%	(16.1)%

Product sales change in constant currency for the three months ended March 31, 2019 were as follows:

	% Increase/Decrease in Constant Currency
	OUS	Total Revenues
ESS	13.5%	16.5%
IGB	5.0%	(0.1)%
Total Endo-bariatric	9.5%	9.2%
Surgical	(19.3)%	(64.9)%
Other	(10.0)%	184.8%
Total revenues	1.8%	(12.6)%